THE PROCTER & GAMBLE COMPANY
NEWS RELEASE                                        One P&G Plaza
------------                                        Cincinnati, OH 45202


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

           P&G DELIVERS AT TOP END OF INCREASED EARNINGS EXPECTATIONS
           ----------------------------------------------------------

  Strong Top Line Results Drive Another Quarter of Double-digit Earnings Growth


         CINCINNATI, Jan. 28, 2004 - The Procter & Gamble Company (NYSE:PG) announced today double-digit earnings growth for the October - December quarter, delivering at the top end of increased earnings expectations. Earlier this month, the company raised its earnings outlook on continued strong organic volume growth.

EXECUTIVE SUMMARY
-----------------

o Unit volume grew 19 percent. Organic volume, excluding acquisitions and divestitures, grew nine percent.

o Volume strength was broad-based with all business segments growing. Product initiatives, such as Prilosec OTC(R), Olay Regenerist(R) and Crest(R) tooth whitening products, and developing markets were important factors in the volume progress.

o Net sales increased 20 percent including four percent from favorable foreign exchange. Organic sales, which exclude acquisitions, divestitures and foreign exchange impacts from year-over-year comparisons, grew six percent.

o Reported net earnings increased 22 percent to $1.82 billion. Higher earnings were driven by unit volume growth and manufacturing cost savings, which enabled marketing investments to sustain top line growth.

o Reported net earnings per share increased 23 percent to $1.30. Compared to core net earnings per share in the base period, which exclude restructuring program charges, EPS increased 15 percent.

         "Our growth continues to be balanced and broad-based with all business units and regions contributing," said Chairman of the Board, President and Chief Executive A. G. Lafley. "The strong results in the first half of the year, despite widespread competitive activity, confirm our belief that we have the right strategies to deliver sustainable growth over the long term."

QUARTERLY DISCUSSION
--------------------

         The company posted double-digit unit volume, sales and earnings growth for the quarter ended Dec. 31, 2003.

         Unit volume increased 19 percent, including the impact of the recently completed acquisition of Wella AG. Organic volume, which excludes the impact of acquisitions and divestitures from year-over-year comparisons, increased nine percent. Health care led the business segments with unit volume growth of 17 percent. Beauty care (excluding Wella) and fabric and home care also posted strong growth of 10 and nine percent, respectively. Developing markets posted strong double-digit unit volume growth.

         Net sales increased 20 percent to $13.22 billion. Foreign exchange had a positive impact of four percent driven primarily by continued strength in the Euro, Canadian dollar and British pound. Sales were reduced by pricing activity, largely in response to competition, and mix, primarily from strong growth in developing markets. Organic sales increased six percent.

         Net earnings increased 22 percent to $1.82 billion. Earnings growth was primarily driven by volume, restructuring program charges of $98 million after tax in the base period and lower manufacturing costs. This was partially offset by marketing investments to support base business growth and new initiatives. Net earnings increased 14 percent when compared to core net earnings in the base period.

         Net earnings per share increased 23 percent to $1.30. When compared to prior year core results, net earnings per share increased 15 percent. The Wella acquisition was slightly accretive on the quarter behind better than expected top line results.

KEY FINANCIAL HIGHLIGHTS
------------------------

o Gross margin expanded 210 basis points. Of this, 70 basis points ($75 million before tax) is related to restructuring charges in the prior period. Of the remaining 140 basis points of expansion, approximately half was driven by the addition of Wella. The remaining half was driven by the scale benefit of continued volume growth, the mix impact of higher volume in the health and beauty care businesses, and product cost savings.

o Marketing, Research, Administrative and Other Costs (MRA&O) as a percentage of net sales increased 170 basis points. Excluding restructuring charges in the base period of $57 million, MRA&O as a percentage of net sales increased 220 basis points. The large majority of this basis point increase was due to Wella, reflecting a higher ratio of marketing expenses to sales than the base business, as well as initial post-acquisition costs. The remaining increase in spending reflects investments behind the base business and support for initiatives.

o Reported operating margin as a percentage of net sales increased slightly. Compared to base period core results, operating margin decreased 90 basis points due to the addition of Wella.

o The company's operating cash flow for the quarter was $2.36 billion versus $2.32 billion for the base period. Higher net earnings were offset by increases in working capital, including higher accounts receivable behind strong December shipments. Capital spending as a percent of sales was three percent, in line with year-ago and below the company's long-term target. Free cash flow, defined as operating cash less capital spending, was $1.91 billion. Free cash flow productivity was 105 percent for the quarter, above the company's long-term target of 90 percent. o

BUSINESS SEGMENT DISCUSSION
---------------------------

         The following provides perspective on the company's October - December results by business segment.

o Fabric and home care delivered strong volume, sales and earnings growth. Volume was up nine percent behind Tide(R), Gain(R), Era(R) and the continued success of initiatives including Mr. Clean Magic Eraser(R) and Swiffer Duster(R). Net sales increased 10 percent to $3.41 billion. Sales growth includes a positive four percent foreign exchange impact partially offset by mix, primarily from strong growth in developing markets, and continued pricing adjustments to maintain competitiveness. Net earnings increased 11 percent to $570 million primarily driven by volume, as well as lower manufacturing costs.

o Beauty care posted excellent results for the quarter with 10 percent organic volume growth. Strong base business results were led by double-digit growth of the Pantene(R), Head & Shoulders(R)and Herbal Essences(R)hair care brands, Olay(R)skin care and the Always(R)feminine care brand. Total volume increased 45 percent including acquisitions and divestitures, primarily Wella. Net sales increased 50 percent to $4.49 billion, including a positive five percent foreign exchange impact. Net earnings were $681 million, an increase of 34 percent, due to strong top line growth, including Wella. Gross margin expansion was offset by a higher ratio of marketing expenses to sales in the Wella business, increased marketing investments in the North America hair care and skin care businesses, and in support of a strong initiative program (including Boss Intense(R), Lacoste Pour Femme(R), Rejoice(R) in Greater China, Always/Alldays(R)upgrades, Herbal Essences and Pantene in Western Europe and the geographic expansion of Olay Regenerist and Total Effects).

o Baby and family care volume increased four percent on the strength of high single-digit growth in Baby Care - primarily in Western Europe and developing markets. Net sales increased six percent to $2.67 billion. Foreign exchange was a positive impact of five percent. Sales were reduced by mix impacts due to strong growth in mid-tier diaper products in developing markets. Promotional activity, primarily in North America family care to match higher levels of competitive spending, resulted in a one percent pricing impact. Net earnings grew two percent against strong base period results (21 percent increase) to $281 million. Earnings in baby care increased due to volume and cost savings, largely offset by the aforementioned pricing investments and rising commodity costs in family care.

o Health care delivered another quarter of outstanding volume, sales and earnings growth. Unit volume increased 17 percent driven by continued success of Actonel(R), Prilosec OTC(R) and oral care. Vicks(R) also posted strong unit volume growth due to the early cough/cold season in North America. Net sales increased 22 percent to $1.91 billion aided by a positive four percent foreign exchange impact and one percent for pricing. Net earnings were $333 million, an increase of 32 percent, on strong volume and margin expansion due to lower manufacturing costs and product mix. Marketing spending increased versus the base period primarily behind continued support of Prilosec OTC, Crest Whitestrips(R) and Crest Night Effects(R).

o Snacks and beverages delivered solid earnings growth. Unit volume increased one percent. Beverages volume increased two percent driven primarily by the Folgers AromaSeal(R) initiative. Net sales increased six percent to $931 million driven primarily by a foreign exchange benefit of four percent. Volume and mix gains were partially offset by increased merchandising costs to support the continued high level of promotional activity in the coffee category. Net earnings increased 11 percent to $122 million behind volume and sales growth and lower marketing and administrative spending.

JANUARY - MARCH AND FISCAL YEAR GUIDANCE
----------------------------------------

         For the March quarter, organic volume is expected to be in the high single-digits. Foreign exchange is expected to increase sales by two to three percent primarily due to continued strength of the Euro, Canadian dollar and British pound. Acquisitions (primarily Wella) are expected to add seven to nine percent to sales growth. Total sales are expected to increase 14 to 18 percent. The current consensus estimate is at the top end of net earnings per share expectations for the quarter.

         For the fiscal year, total sales are expected to increase 13 to 17 percent. For the second half of the fiscal year, reported net earnings per share are expected to increase about 25 percent versus the comparable prior year period. Compared to prior year core results, net earnings per share are expected to increase about 10 percent in the back half of the fiscal year. This is in line with the company's long-term targets and on top of a strong base period comparison where core net earnings per share increased 14 percent (reported net earnings per share increased 15 percent). The company continues to expect Wella to be neutral to net earnings per share for the fiscal year.

FORWARD-LOOKING STATEMENTS
--------------------------

         All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the company has chosen to focus; (2) successfully executing, managing and integrating key acquisitions (including Wella) and completing planned divestitures (including the potential divestiture of the company's juice business), (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including successful completion of the company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty, especially in the company's significant geographical markets, as well as any political and/or economic uncertainty due to terrorist activities; and (9) the ability to successfully manage increases in the prices of raw materials used to make the company's products. If the company's assumptions and estimates are incorrect or do not come to fruition, or if the company does not achieve all of these key factors, then the company's actual results might differ materially from the forward-looking statements made herein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

ABOUT PROCTER & GAMBLE
----------------------

         Two billion times a day, P&G brands touch the lives of people around the world. The company has one of the largest and strongest portfolios of trusted, quality brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Actonel(R), Olay(R) and Clairol Nice `n Easy(R). The P&G community consists of nearly 98,000 employees working in almost 80 countries worldwide. Please visit WWW.PG.COM for the latest news and in-depth information about P&G and its brands.

                                      # # #

P&G MEDIA CONTACT:
-----------------
In the US:  1-800-866-PROCTER or 1-866-776-2837
International: +1-513-945-9087

P&G INVESTOR RELATIONS CONTACT:
------------------------------
John P. Goodwin -(513) 983-2414

                          The Procter & Gamble Company

EXHIBIT 1:  NON-GAAP MEASURES
-----------------------------

         In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

         All references to base period "core" financial measures (core net earnings, core net earnings per share, core gross margin, core MRA&O, core operating margin) in this news release are non-GAAP measures which exclude restructuring charges from base period results. The attached income statement provides a reconciliation of the restructuring charges in the base period to the most comparable GAAP measure.

         The restructuring program began in 1999 as part of the company's Organization 2005 initiative and was substantially completed at the end of fiscal year 2003. Restructuring program charges include separation related costs, asset write-downs, accelerated depreciation and other costs directly associated with the company's reorganization. Restructuring program charges are not included in business segment results, but instead are reported in corporate. The company believes investors gain additional perspective of underlying business trends and results by providing a measure of earnings excluding restructuring program charges. This is consistent with the company's external reporting and internal management goal-setting, and is a factor used in determining at-risk compensation levels. A historical reconciliation of reported-to-core financials during the Organization 2005 initiative is available on the company's website at www.pg.com/investor.

         Going forward, the company will continue to conduct projects consistent with the focus of productivity improvement and margin expansion. Beginning with the current fiscal year, charges associated with these future projects will be absorbed in normal operating costs.

         Organic sales growth is a non-GAAP measure of reported sales growth excluding the impact of acquisitions and divestitures and foreign exchange from year-over-year comparisons. The company believes this provides investors with a more complete understanding of underlying results and trends of the base businesses by providing sales on a consistent basis. The reconciliation of reported sales growth to organic sales growth:



            October - December Total Sales Growth                 20%
                 Less:  Foreign Exchange Impact                    4%
                 Less:  Sales due to Acquisitions/Divestitures    10%
                                                                  ---
            Organic Sales Growth                                   6%

         The company also reports free cash flow. Free cash flow is defined as operating cash flow less capital spending. The company views free cash flow as an important indicator of the cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate management and is a factor in determining at-risk compensation levels. Free cash flow productivity is defined as the ratio of free cash flow to net earnings. The company's target for free cash flow productivity is 90 percent. The reconciliation of free cash flow and free cash flow productivity is provided below:

              Operating    Capital        Free         Net        Free Cash
($MM)         Cash Flow    Spending     Cash Flow    Earnings  Flow Productivity
--------------------------------------------------------------------------------
Jul - Sep'02      2,010         281         1,729       1,464              118%
Oct - Dec'02      2,316         335         1,981       1,494              133%
Jul - Dec'02      4,326         616         3,710       2,958              125%

Jul - Sep'03      1,606         364         1,242       1,761               71%
Oct - Dec'03      2,355         446         1,909       1,818              105%
Jul - Dec`03      3,961         810         3,151       3,579               88%